Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES FIRST PATIENT

DOSED IN PHASE 2B FROZEN SHOULDER SYNDROME STUDY OF COLLAGENASE CLOSTRIDIUM HISTOLYTICUM

CHESTERBROOK, Pa., December 13, 2013 — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a fully integrated specialty biopharmaceutical company, today announced that the first patient was dosed in its Phase 2b study of collagenase clostridium histolyticum (CCH) for the treatment of adult patients with adhesive capsulitis, commonly known as Frozen Shoulder syndrome (FSS). FSS can be a prolonged, painful condition of the shoulder in which increased capsular collagen thickening and subsequent capsular contraction in the shoulder joint is thought to cause a loss of range of motion in the shoulder and pain. The condition is believed to affect approximately two to five percent of the general adult population and the full duration of the disease can last from approximately one year to up to 3.5 years.(i) Some cases never completely resolve. The majority of cases are currently managed conservatively with prolonged physical therapy and occasionally with steroid injections. It is estimated that approximately 300,000 cases of FSS are diagnosed annually and approximately 10 percent are treated with an invasive intervention such as surgery or manipulation under anesthesia on an annual basis.(ii)

CCH is a biologic approved in the U.S., EU, Canada and Australia under the trade name XIAFLEX® for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord and in the U.S. as the first Food and Drug Administration approved non-surgical treatment of adult men with Peyronie’s disease (PD) with a palpable plaque. XIAFLEX consists of a combination of two subtypes of collagenase, derived from Clostridium histolyticum. Together, the collagenase sub-types are thought to work synergistically to break the bonds of the triple helix collagen structure. XIAFLEX has been granted Orphan Drug Designation in the U.S. by the FDA for DC and PD.

“The initiation of our Phase 2b Frozen Shoulder syndrome study represents another development milestone for Auxilium as we further evolve our pipeline and advance a fourth potential indication for CCH,” explained Adrian Adams, Chief Executive Officer and President of Auxilium. “We believe that our continued measured investments in research and development, together with the upcoming product launches of XIAFLEX in Peyronie’s disease and STENDRA™ in erectile dysfunction, position the Company well for growth and shareholder value creation.”

The Phase 2b study is a double-blind, placebo-controlled study of the safety and efficacy of CCH for the treatment of Stage 2 (frozen stage) unilateral idiopathic FSS. The study will enroll approximately 300 adult men and women at approximately 35 sites in the U.S. and Australia. Subjects will be randomized 3:1 to receive CCH or placebo and will receive up to three ultrasound-guided injections of study drug. Each injection will be separated by a minimum of 21 days. All subjects will also perform home shoulder exercises after the first injection.

In a prior Auxilium Phase 2a FSS study, both the 0.58mg (1mL) and 0.58mg (2mL) dosing arms showed statistically significant improvement (p<0.05)  from baseline in forward flexion versus the exercise-only group. The 0.58mg (1mL) dosing arm also showed statistically significant improvement (p<0.05) from baseline in shoulder abduction versus the exercise-only group. For this Phase 2b study, the dose selected will be 0.58 mg (1mL).

The Phase 2b study’s primary endpoint is the change (degrees) from baseline to the Day 95 follow-up visit in active forward flexion in the affected shoulder compared to placebo. Patients will also be assessed using the American Shoulder and Elbow Surgeons (ASES) Scale for function and pain as well as additional patient reported outcome measures.  Safety assessments will be made during all study visits and immunogenicity testing will be performed at screening and at the end of the study.

“We are very excited to be moving into this next phase of development for CCH in the potential treatment of Frozen Shoulder” said Dr. James Tursi, Chief Medical Officer of Auxilium. “FSS is a condition with no approved therapies and limited treatment options. Innovative treatment approaches such as CCH, if approved by the FDA, may allow patients quicker relief from limits in range of motion and associated pain.”

About Frozen Shoulder Syndrome

FSS, also known as adhesive capsulitis, can be a prolonged, and painful disorder of diminished shoulder motion. The full duration of the frozen stage (Stage 2) of disease can last from 1 to 3.5 years with a mean of 30 months. Increased capsular collagen thickening and subsequent capsular contraction in the glenohumeral joint is thought to cause restriction in both active and passive range of motion in the shoulder.(iii) As the condition progresses, pain can become more severe and is accompanied by stiffness and decreased range of motion. The stiffening may increase to the point where the natural arm swing that accompanies normal gait is lost.(iv) The most common treatments for FSS are long-term intensive physical therapy, corticosteroids, manipulation under anesthesia and/or arthroscopic release and each treatment has differing associated risks. Drugs are often used to manage associated pain, but none have been demonstrated to have an impact on the course of FSS.

FSS is estimated to affect approximately two to five percent of the general adult population(i) and has an increased incidence among patients with diabetes,(v) Dupuytren’s contracture, and thyroid disease. It tends to occur in a patient’s fourth to sixth decade of life. The condition occurs slightly more often in women than in men, often presents bilaterally and commonly affects the contralateral side years after onset of symptoms in the first shoulder, but it does not typically affect the same shoulder twice.(vi)

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum, or CCH) is a biologic approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord and, in the U.S. for the treatment of adult men with Peyronie’s disease (PD) with a palpable plaque and curvature deformity of at least 30 degrees at the start of therapy. XIAFLEX consists of a combination of two subtypes of collagenase, derived from Clostridium histolyticum. Together, the collagenase sub-types are thought to work synergistically to break the bonds of the triple helix collagen structure. XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD. Additionally, CCH is currently being studied in clinical trials in the following collagen-related conditions: frozen shoulder syndrome (Phase 2), cellulite (Phase 2), and lipoma (Phase 2).

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing products to predominantly specialist audiences. Auxilium markets Testim (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX (collagenase clostridium histolyticum (CCH) for the treatment of adult men with Peyronie’s disease with a palpable plaque and curvature deformity of at least 30 degrees at the start of therapy in the U.S., and XIAFLEX for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Swedish Orphan Biovitrium AB has marketing rights for XIAPEX (the EU tradename for CCH) in 71 Eurasian and African countries. Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico. Auxilium also markets TESTOPEL®, a long-acting implantable testosterone replacement therapy, Edex®, the leading branded non-oral drug for erectile dysfunction, Striant®, a buccal system for testosterone delivery, Osbon ErecAid®, the leading device for aiding erectile dysfunction, and also has a non-promoted respiratory franchise, including Theo-24® and Semprex®-D, along with other non-promoted products, in the U.S. Auxilium has exclusive marketing rights in the U.S. and Canada for STENDRA™, an oral erectile dysfunction therapy. Auxilium has two projects in clinical development. CCH is in Phase 2 of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and Phase 2 of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements made with respect to: the design, efficacy, safety and timing of the Phase 2b study for CCH for the potential treatment of FSS; whether CCH will be approved by the FDA and, if approved, whether it will be an effective or successful treatment option for FSS; if approved, whether CCH for the potential treatment of FSS will allow quicker relief for patients;  whether Auxilium is well positioned for growth and increased shareholder value; the timing of Auxilium’s launches of XIALFLEX for the treatment of Peyronie’s disease and of STENDRA; Auxilium’s other product candidates; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Although forward-looking statements are based on Auxilium’s current plans or assessments that are believed to be reasonable as of the date of this press release, they inherently involve certain risks and uncertainties. These forward-looking statements are subject to a number of risks and uncertainties, including those discussed under ‘‘Risk Factors’’ in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2012 and in other public filings with the SEC, including, without limitation, as such Form 10-K was updated in Item 8.01 of the Current Report on Form 8-K filed on April 29, 2013 and Auxilium’s Quarterly Reports for 2013. While Auxilium may elect to update the forward-looking statements made in this news release in the future, Auxilium specifically disclaims any obligation to do so. Auxilium’s SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

Keri P. Mattox / SVP, IR &	Nichol L. Ochsner / Senior Director, IR &
Corporate Communications	Corporate Communications
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
kmattox@auxilium.com	nochsner@auxilium.com

(i) Hsu JE, Anakwenze OA, Warrender WJ, Abboud JA. Current review of adhesive capsulitis. J Shoulder Elbow Surg. 2011 Mar;20(3):502-14.

(ii) SDI claims data.

(iii) Pal B, Anderson J, Dick WC, Griffiths D. Limitation of joint mobility and shoulder capsulitis in insulin and non-insulin dependent diabetes mellitus.Br J Rheumatol. 1986;25:147-51.

(iv) Rizk TE, Pinals RS. Frozen shoulder. Semin Arthritis Rheum. 1982 May;11(4):440—452.

(v) Pal B, Anderson J, Dick WC, Griffiths D. Limitation of joint mobility and shoulder capsulitis in insulin and non-insulin dependent diabetes mellitus.Br J Rheumatol. 1986;25:147-51.

(vi) Hsu JE, Anakwenze OA, Warrender WJ, Abboud JA. Current review of adhesive capsulitis. J Shoulder Elbow Surg. 2011 Mar; 20(3):502-14.